Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-1 of Parsley Energy, Inc. to be filed on or about March 11, 2015, and in the related Prospectus (collectively, the “Registration Statement”), of all references to our firm and our report letter dated January 26, 2015, and the information contained therein, included in or made a part of the Annual Report on Form 10-K of Parsley Energy, Inc. for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 11, 2015

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